Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Claire’s Stores, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-58549) on Form S-3 and (No. 333-42027) on Form S-8 of Claire’s Stores, Inc. of our reports dated April 12 2005, with respect to the consolidated balance sheets of Claire’s Stores, Inc. and subsidiaries as of January 29, 2005 and January 31, 2004, and the related consolidated statements of operations and comprehensive income, changes in stockholders’ equity, and cash flows for the fiscal years ended January 29, 2005, January 31, 2004 and February 1, 2003, management’s assessment of the effectiveness of internal control over financial reporting as of January 29, 2005 and the effectiveness of internal control over financial reporting as of January 29, 2005, which reports appear in the January 29, 2005 annual report on Form 10-K of Claire’s Stores, Inc.

Our report refers to a change in method of accounting for goodwill and intangible assets in the fiscal year ended February 1, 2003.

/S/KPMG LLP
Tampa, Florida
April 12, 2005